UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

ULTICOM, INC.
(Name of Registrant as Specified In Its Charter)(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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This filing relates to the proposed acquisition of Ulticom, Inc. (“Ulticom”) by an affiliate of Platinum Equity Capital Partners II L.P. (“Platinum”)  pursuant to the terms of an Agreement and Plan of Merger, dated as of October 12, 2010, by and among Utah Intermediate Holding Corporation (“Parent”), Utah Merger Corporation (“Merger Sub”) and Ulticom.  Parent and Merger Sub are affiliates of Platinum.

On November 12, 2010, Ulticom mailed the following letter to its shareholders:

YOUR VOTE IS IMPORTANT
PLEASE SUBMIT YOUR PROXY TODAY

November 12, 2010

Dear Fellow Shareholder:

We have previously mailed to you proxy materials in connection with the Special Meeting of Shareholders of Ulticom, Inc. (“Ulticom”) to be held on December 2, 2010.  Your vote is important and your participation is requested at this important meeting.

As you may know, on October 12, 2010, Ulticom agreed to be acquired by Utah Intermediate Holding Corporation, an affiliate of Platinum Equity Capital Partners II, L.P. (“Platinum”). If the proposal to adopt the Agreement and Plan of Merger (“Merger Proposal”) is approved by (i) a majority of outstanding shares and (ii) a majority of minority shareholders (excludes Comverse Technologies, Ulticom insiders and Platinum), shareholders would receive a dividend payment of $5.74 in cash per share and merger consideration of $2.33 in cash per share.

After careful consideration, our board of directors has unanimously resolved to approve the terms of the merger agreement and the merger, and has determined that the merger consideration to be received by our shareholders for their shares of Ulticom common stock, other than the shares of Ulticom common stock held by Comverse Technology, Inc. (which shall be purchased by Platinum’s holding company prior to the merger and cancelled in the merger), is fair to and in the best interests of such shareholders.  The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger.

Please submit your important vote as promptly as possible (1) by telephone, (2) through the Internet, or (3) by marking, signing, and dating the enclosed proxy card or voting instruction form and returning it in the postage-paid return envelope provided. If you have previously returned your proxy, please accept our thanks and disregard this request.

Thank you for your cooperation, continued support and prompt response.

Sincerely,

Shawn Osborne President and Chief Executive Officer

 ************BREAKING NEWS************
Institutional Shareholder Services (“ISS”), the leading independent proxy advisory firm, recommended that its institutional clients vote “FOR” the Merger Proposal.  In its analysis, ISS stated, “Despite the minimal premium, the proposed merger consideration seems to offer shareholders a viable exit mechanism given the company's very limited trading volume and declining revenues and shareholder returns. We further note that majority shareholder Comverse, which controls 66 percent of the company's shares, has agreed to support this transaction.”

3 Easy Ways To Vote

Help your Company avoid the expense of further solicitation by voting today. You may use one of the following simple methods to vote your shares:

1.
Vote by Telephone.  Call the toll-free number listed for this purpose on your proxy card or voting instruction form.  Have your control number listed on the form ready and follow the simple instructions.

2.	Vote by Internet. Go to the website listed on your proxy card or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

3.	Vote by Mail. Mark, sign, and date your proxy card or voting instruction form and return it in the postage-paid return envelope provided.

Please Act Today

YOUR VOTE IS IMPORTANT

Please help your Company save additional solicitation costs by marking, signing, dating and returning your enclosed proxy card or voting instruction form today.  Please do so for each account you maintain. Internet and telephone voting are also available.  Please refer to your proxy card or voting instruction form for instructions.  If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., which is assisting Ulticom, toll-free at 1-800-347-4750.